Exhibit 99.01
Dexcom Promotes Jereme Sylvain to Chief Financial Officer
SAN DIEGO--(BUSINESS WIRE)—March 23, 2021-- DexCom, Inc. (NASDAQ: DXCM), the global leader in real-time continuous glucose monitoring, today announced the promotion of Jereme Sylvain to the role of Executive Vice President and Chief Financial Officer. In his expanded role, Mr. Sylvain will assume responsibility for Dexcom’s entire finance organization and report to Quentin Blackford, Chief Operating Officer.
Mr. Sylvain is an accomplished executive with more than 20 years of experience in corporate finance and accounting roles at leading medical technology companies. Since joining Dexcom, Mr. Sylvain has played in instrumental role in the development of the company’s global finance organization. Most recently, he has served as Dexcom’s Senior Vice President, Finance and Chief Accounting Officer since March 2020.
“Since joining Dexcom, Jereme has repeatedly demonstrated his ability to help the company drive efficient scale and processes while also strengthening the finance team,” said Kevin Sayer, Chairman, President and Chief Executive Officer at Dexcom. Jereme’s expanded leadership will enable Quentin to continue to execute on our goals to scale the business. With the recent establishment of Dexcom Ventures, Quentin will also now assume responsibility for our strategy and corporate development functions in addition to his existing COO responsibilities.”
“I am honored to assume the CFO role and continue the great work being advanced by the Dexcom leadership team and dedicated employees,” said Mr. Sylvain. “I believe in our mission to bring Dexcom CGM technology to many more people throughout the world, driving better health and economic outcomes for our customers and generating strong value creation for our shareholders.”
About Jereme Sylvain
Mr. Sylvain has served as our Senior Vice President, Finance and Chief Accounting Officer since March 2020, and joined Dexcom in September 2018 as our Vice President, Finance and Corporate Controller. Prior to joining Dexcom, Mr. Sylvain held various positions at NuVasive, Inc., including Vice President, Corporate Controller and Chief Accounting Officer from August 2016 to September 2018 and Vice President, Corporate Controller from March 2014 to August 2016. Prior to joining Nuvasive, Mr. Sylvain held the role of Senior Director, Finance with Thermo Fisher Scientific, where he was responsible for global accounting for the life sciences solutions group. Mr. Sylvain joined Thermo Fisher Scientific in February 2014, following its acquisition of Life Technologies Corporation. From July 2007 to February 2014, Mr. Sylvain held multiple finance and accounting roles at Life Technologies and its predecessor, Invitrogen Corporation. Prior to joining Invitrogen, Mr. Sylvain worked for the public accounting firm Ernst & Young LLP.
Mr. Sylvain obtained his Certified Public Accounting license after receiving a B.A. in Finance from Arizona State University and a M.S. in Accountancy from the University of Notre Dame.

About DexCom, Inc.
DexCom, Inc., headquartered in San Diego, California, is developing and marketing continuous glucose monitoring systems for ambulatory use by people with diabetes and by healthcare providers for the treatment of people with diabetes.
DexCom, Inc.:
Sean Christensen
Director of Corporate Affairs and Head of Investor Relations
(858) 200-0200
www.dexcom.com